                                                                  EXHIBIT (4)(c)

                              CERTIFICATE SCHEDULE

GROUP POLICY HOLDER:               ABC Corp
GROUP POLICY NUMBER:               0001
CERTIFICATE NUMBER:                1001
OWNER                              John Doe
[JOINT OWNER:                      Jane Doe]
ANNUITY CERTIFICATE DATE:          November 1, 2000
ANNUITY DATE:                      January 1, 2001
ANNUITANT                          John Doe
DATE OF BIRTH:                     January 1, 1946
GENDER:                            [Male]
[JOINT ANNUITANT:                  Jane Doe]
[DATE OF BIRTH:                    January 1, 1947]
[GENDER:                           Female]
[PREMIUM PAYMENT:                  $250,000.00]

[CANCELLATION FEE:                 $xx.xx]

ANNUITY INCOME

TYPE OF ANNUITY:                   [Ten Year Period Certain & Life. The Ten Year
                                   Certain & Life Annuity provides monthly
                                   payments to the Annuitant, beginning on the Annuity Date and continuing during the lifetime of the Annuitant. If the death of the Annuitant occurs before the Annuity Date we will refund the Premium paid with respect to this Annuity Certificate to the Owner, if living, and if not, to the Beneficiary. If the death of the Annuitant occurs after the Annuity Date but prior to payments having been made for 10 years, payments will be continued during the remainder of the 10 year period to the Beneficiary. No other benefit is payable as a result of the death of the Annuitant.]

ANNUITY BENEFIT                    [$xx.xx]
FREQUENCY OF ANNUITY BENEFIT:      [Monthly]
[GUARANTEE PERIOD:]                [xx Years]
[REDUCED ANNUITY BENEFIT PERCENTAGE TO JOINT ANNUITANT AFTER DEATH OF ANNUITANT:
_____%]

14EGAN403